EXHIBIT 99.1

AutoZone Appoints New Board Members

MEMPHIS, Tenn., Feb. 18, 2022 (GLOBE NEWSWIRE) -- AutoZone, Inc. (NYSE:   AZO), today announced the appointment of Michael George and Brian Hannasch to the AutoZone Board of Directors.

“The additions of Mike and Brian to our Board of Directors will further enhance the tremendous depth of experiences, knowledge and skill sets represented on our Board,” said Bill Rhodes, AutoZone’s Chairman, President and CEO, Customer Satisfaction. “We are very fortunate to add these remarkable and proven leaders to our Board.”

Michael George formerly served as President and CEO of Qurate Retail from March 2018 to September 2021, the parent company of QVC, and as CEO of QVC from 2004 through July 2021. Prior to joining QVC, he served as the Chief Marketing Officer for Dell.   Michael currently serves on the Board of Directors for Ralph Lauren (NYSE: RL).

Brian Hannasch serves as President and CEO of Alimentation Couche-Tard, which operates Circle K, one of the world’s leading fuel and convenience retailers. Brian joined Couche-Tard in 2001 and was named President and CEO in September 2014. Prior to his current role, Brian served as Chief Operating Officer of Circle K.

With these additions, AutoZone has 11 board members.

About AutoZone:

As of November 20, 2021, the Company had 6,066 stores in the U.S., 666 stores in Mexico, and 53 stores in Brazil for a total store count of 6,785. AutoZone is the leading retailer and distributor of automotive replacement parts and accessories in the Americas. Each store carries an extensive product line for cars, sport utility vehicles, vans and light trucks, including new and remanufactured automotive hard parts, maintenance items, accessories, and non-automotive products. Many stores also have a commercial sales program that provides commercial credit and prompt delivery of parts and other products to local, regional and national repair garages, dealers, service stations and public sector accounts. We also have commercial programs in all stores in Mexico and Brazil. AutoZone also sells the ALLDATA brand automotive diagnostic, repair and shop management software through www.alldata.com. Additionally, we sell automotive hard parts, maintenance items, accessories and non-automotive products through www.autozone.com, and our commercial customers can make purchases through www.autozonepro.com. We also provide product information on our Duralast branded products through www.duralastparts.com. AutoZone does not derive revenue from automotive repair or installation.

Contact Information:

Financial: Brian Campbell at (901) 495-7005, brian.campbell@autozone.com
Media: David McKinney at (901) 495-7951, david.mckinney@autozone.com